Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form F-3 (Registration No . 333-232009 and 333-232413) and the Registration Statements on Form S-8 (Registration No. 333-203114 and 333-210459) of Enlivex Therapeutics Ltd. of our report dated April 2, 2020 with respect to the consolidated financial statements of Enlivex Therapeutics Ltd. included in this Annual Report on Form 20-F of Enlivex Therapeutics Ltd. for the year ended December 31, 2019 filed with the Securities and Exchange Commission.

Yarel + Partners

/s/ Yarel + Partners

Tel- Aviv, Israel

April 30, 2020